PENNSYLVANIA
                                                             COMMERCE BANCORP
                                                            [GRAPHIC OMITTED]


                                    CONTACTS
                                    --------

Gary L. Nalbandian                                      Mark A. Zody
Chairman/President                                      Chief Financial Officer
                                 (717) 975-5630


                  PENNSYLVANIA COMMERCE BANCORP EARNINGS UP 17%
                  ---------------------------------------------
                              DEPOSITS INCREASE 21%
                              ---------------------

         April 20, 2004- Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Small Cap Market Symbol: COBH) parent company of Commerce Bank/Harrisburg reported record earnings and increased deposits, assets and loans for the first quarter of 2004, it was announced today by Gary L. Nalbandian, Chairman of the bank holding company.



       ===============================================================================================================

                                                        MARCH 31, 2004
                                                FIRST QUARTER FINANCIAL HIGHLIGHTS

                                                                                               %
                                                                                          Increase(1)
                                                                                         ---------------

               * Total Assets:                                         $1.10 Billion                31%

               * Total Deposits:                                       $ 937 Million                21%

               * Total Loans (net):                                    $ 507 Million                34%

               * Total Revenues:                                       $13.6 Million                38%

               * Net Income:                                           $ 1.9 Million                17%

               * Diluted Net Income Per Share:                         $ 0.76                       12%

               (1) Compared to March 31, 2003 First Quarter Financial Highlights

       ===============================================================================================================



         In commenting on the Company's financial results, Chairman Nalbandian said, "Our strong core deposit growth of 25% and exceptional loan growth of 34% produced strong top line revenues of $13.6 million for the first quarter, up 38% over the first quarter of 2003."

           Some of our financial highlights were:

         >> Total revenues increased $3.8 million, or 38%, for the first quarter of 2004 over the same period in 2003.

         >>       Net income increased 17% over the first quarter one year ago.

         >>       Earnings per share rose 12% for the first quarter.

         >> Core deposits grew $179 million, or 25%, over the previous 12-month period.

         >>       Comparable store core deposits grew 19%.

         >> Total loans grew $130 million, or 34%, over the first quarter one year ago.

         >> Net interest margin increased to 4.42%, up 22 basis points from the previous quarter and up 27 basis points over the first quarter of 2003.

         >> The Company's total deposit cost of funds including non-interest-bearing demand deposits was .92% for the first quarter of 2004 compared to 1.56% for the first quarter of 2003.



                                         Three Months Ended
                                             March 31
                         ---------------------------------------------------
                                                                %
                              2004             2003          Increase
                         ---------------------------------------------------
                         (dollars in thousands, except per share data)

Total Revenues:                 $13,554          $9,795            38%

Total Expenses:                  10,117           7,028            44%

Net Income:                       1,928           1,648            17%

Diluted Net Income
Per Share:                        $0.76           $0.68            12%






                                                        Balance Sheet Comparision

                                             3/31/04                3/31/03               % Change
                                  ----------------------------------------------------------------
                                                             (dollars in thousands)

       Total Assets:                      $1,097,226              $ 835,099                   31%

       Total Loans (net):                    507,156                377,631                   34%

       Total Deposits:                       937,217                774,359                   21%

       Core Deposits:                        888,832                710,166                   25%





        Shareholder Returns
        -------------------
                                                                     Commerce          S & P Index
                                                                     --------          ------------
                                              1 year                   44.83%              34.99%
                                             5 years                   18.01               -1.20
                                            10 years                   23.67               11.67

         Total Deposits
         --------------

         The Company's strong growth continues with total deposits at March 31, 2004 reaching $937 million, a $163 million, or 21%, increase over total deposits of $774 million one year ago.




                                               3/31/04               3/31/03             $ Increase         % Change
                                               --------              -------             ----------        ---------
                                                                       (dollars in thousands)

              Core Deposits:                 $ 888,832             $ 710,166             $178,666               25%

              Total Deposits:                  937,217               774,359              162,858               21%




        Core Deposits
        -------------

         Core deposit growth by type of account is as follows:




                                                                                        1st Quarter           Annual
                                                       3/31/04           3/31/03        Cost of Funds         Growth %
                                                       -------           -------        -------------         --------
                                                                            (dollars in thousands)

              Demand                                   $ 174,989         $ 140,979           0.00%               24%

              Interest Bearing Demand                    293,377           209,732           0.84                40

              Savings                                    260,700           226,933           0.89                15

              Time                                       159,766           132,522           2.43                21

                    Total Core Deposits                $ 888,832         $ 710,166           0.82%               25%



                                                                             3

         The Company's total deposit cost of funds including non-interest-bearing demand deposits was .92% for the first quarter of 2004 compared to 1.56% for the first quarter of 2003. Total cost of all funding sources was 1.18% for the first quarter of 2004 compared to 1.75% for the same period in 2003.

         The Company considers core deposits as all deposits other than public certificates of deposit and measures comparable store deposit growth as the annual percentage increase in core deposits for branch offices open two years or more. As of March 31, 2004, 15 of Commerce's 23 branches have been open for two years or more.


        Net Income and Earnings Per Share
        ---------------------------------

         Net income totaled $1.9 million for the first quarter of 2004, up $280,000, a 17% increase over net income of $1.6 million as reported for the first quarter of 2003.

         Net income per share on a fully diluted basis for the first quarter was $.76, a 12% increase over the $.68 recorded for the same period a year ago.



                                              Three Months Ended
                                                   March 31
                             --------------------------------------------------
                                                                    %
                                 2004              2003          Increase
                             --------------------------------------------------
                             (dollars in thousands, except per share data)

    Net Income:                    $ 1,928          $ 1,648            17%

    Diluted Net Income
    Per Share:                       $ .76            $ .68            12%






        Total Revenues
        --------------





                                             Three Months Ended
                                                  March 31,
                             ----------------------------------------------
                                                                    %
                                  2004             2003          Increase
                             ----------------------------------------------
                                            (dollars in thousands)

         Total Revenues:         $13,554          $9,795           38%




         Total revenues (net interest income plus non-interest income) increased $3.8 million to $13.6 million, a 38% increase over the first quarter of 2003.

         Total revenues for the first quarter of 2004 resulted from a 44% increase in net interest income and an 18% increase in non-interest income.

        Net Interest Income and Net Interest Margin
        --------------------------------------------

         Net interest income for the first quarter of $11.0 million represented a 44% increase over the $7.6 million recorded a year ago. The Company's strong, low-cost core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in interest income.

         The net interest margin for the first quarter of 2004 was 4.42% compared to 4.15% for the first quarter 2003. The increase in net interest margin was primarily due to a decrease in the Company's cost of deposit funds to ..92% during the first quarter of 2004 versus 1.56% for the same period in 2003.

        Non-Interest Income
        -------------------

         Non-interest income for the first quarter of 2004 increased to $2.6 million from $2.2 million a year ago, an 18% increase.

         The growth in non-interest income for the first quarter was reflected in increased deposit charges and service fees as more fully depicted below:




                                                Three Months Ended
                                                      March 31
                               -------------------------------------------------
                                                                     %
                                      2004           2003         Increase
                               -------------------------------------------------
                                             (dollars in thousands)

    Deposit Charges
    & Service Fees:                   $ 2,241        $1,804          24%

    Other Operating Income                345           387          (11)
                               -------------------------------------------------

                                      $ 2,586        $2,191          18%






        Non- Interest Expenses
        ----------------------

         Non-interest expenses for the first quarter of 2004 were $10.1 million, up 44% from $7.0 million a year ago. The increase in non-interest expenses for the first quarter is primarily a result of the Company's rapid growth during the last 12 months and also reflects substantial infrastructure expenditures made by the Company to support future growth.

         The Company opened 5 new branch offices between mid-June and the end of December 2003, two of these representing the Company's initial entry into the Berks County market. Also, as of March 31, 2004, eight of the Company's 23 branch offices were constructed within the past 2 years. As a result of this rapid expansion and planned future growth, the Company has incurred increased expenses to construct the new branch offices and hire the appropriate personnel at all levels which allows us to continue to provide our high level of customer service and convenience.

        Lending
        -------

         Loans increased $130 million, or 34%, to $507 million from $377 million a year ago, reflecting a strong and continuing commitment to the credit needs of Commerce's market areas. This growth was represented across all loan categories as shown in the table on the next page. Consumer loan growth of 89% has been extremely strong over the past 12 months and is directly related to the Company's increase in branch locations and added consumer lending personnel.

         The composition of the Company's loan portfolio is as follows:


                                                   Loan Composition
                                                   ----------------

                                3/31/04         % of Total            3/31/03        % of Total         $ Increase      % Increase
                            -----------------  --------------      --------------    -------------    ---------------   -----------
                                                                       (dollars in thousands)

    Commercial                     $ 123,137              24 %          $ 90,541               24 %         $ 32,596           36%

    Consumer                          76,310              15              40,437               11             35,873           89

    Commercial Real Estate           236,918              46             181,179               47             55,739           31

    Residential                       77,310              15              70,908               18              6,402            9
                            -----------------  --------------      --------------    -------------    ---------------  -----------

           Gross Loans             $ 513,675             100 %          $383,065              100 %        $ 130,610

           Less:  Reserves            (6,519)                             (5,434)                             (1,085)
                            -----------------                      --------------                     ---------------
           Net Loans               $ 507,156                           $ 377,631                           $ 129,525           34%






        Asset Quality
        -------------

         Asset quality continues to be strong as non-performing assets and loans 90 days past due at March 31, 2004 totaled $1.6 million, or .15%, of total assets, versus $1.0 million, or .14%, of total assets one year ago. Net charge-offs as a percentage of average loans outstanding for the first quarter of 2004 were .01%, the same as for the first three months of last year.

         The Company's asset quality results are highlighted below:




                                                 Three Months Ended
                                                 ------------------
                                            3/31/2004           3/31/2003
                                            ---------           ---------
       Non-Performing Assets/Assets             0.15%               0.14%
       Net Loan Charge-Offs                     0.01%               0.01%
       Loan Loss Reserve/Gross Loans            1.27%               1.42%
       Non-Performing Loan Coverage              448%                615%
       Non-Performing Assets/Capital
            and Reserves                           2%                  4%

        Investments
        ------------

         The Company's investment portfolio increased by 37%, to $504 million from $367 million one year ago.

         The portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 5.17% and a current duration of 3.9 years as of March 31, 2004.

         The   appreciation   in  the  available  for  sale  portfolio   totaled
approximately $3.5 million at March 31, 2004.

        Capital
        -------

         Stockholders' equity at March 31, 2004 totaled $54 million, an increase of 21%, over stockholders' equity of $44 million at March 31, 2003. Return on average stockholders' equity ("ROE") for the first quarter of 2004 was 14.87% as compared to 15.20% for the first quarter of 2003.

         The Company's capital ratios at March 31, 2004 were as follows:

                                                    Regulatory Guidelines
                                 Commerce             "Well Capitalized"
                                 --------           ----------------------
      Leverage Ratio               6.06%                      5.00%
      Tier 1                       9.42                       6.00
      Total Capital               10.38                      10.00


        Retail Activities
        -----------------

         >> "Same store core deposit growth" at March 31, 2004 was 19% compared to the same period one year ago.

         >> Commerce Bank continues its leading role in on-line banking with its penetration rate of 38%, which is one of the highest in America.

         >> Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

         >> Commerce Bank/Harrisburg is also a member of "the Commerce Bank Network" led by Commerce Bancorp (NYSE: CBH) in Cherry Hill, N.J.

                           FORWARD-LOOKING STATEMENTS

         The Company may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's noninterest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

         The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.